SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement must be executed and returned to Company within 21 days of receipt, which is February 22, 2018

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (this "Separation Agreement") is entered into between Panna Sharma, with an address at _______________ (the "Employee") and CANCER GENETICS, INC., with an address at 201 Route 17, Rutherford, New Jersey 07070 (the "Company"). Company, together with its past, present and future direct and indirect subsidiaries, affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, members, partners, attorneys and agents (in each case, individually and their official capacities), and each of their respective employee benefit plans (and such plans' fiduciaries, agents, administrators and insurers, in their individual and their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing, is collectively referred to in this Separation Agreement as the "Released Parties."

1. Separation of Employment. Employee acknowledges that, based upon Employee's decision to voluntary resign and pursue other interests, his last day of employment with Company and/or any of its affiliates was February 2, 2018 (the "Separation Date"). As of the Separation Date, Employee also resigns as an officer of the Company (and any subsidiaries or affiliates) as well as a director of the Company (and as a director or manager of any subsidiaries or affiliates). Company agrees to waive any obligation for Employee to have provided advance written notice of his intent to resign and agrees to accept Employee's resignation effective as of the Separation Date. Employee further acknowledges that Employee has received all compensation and benefits to which Employee is entitled as a result of Employee's employment, except for payment associated with unused, accrued paid time off, floater holiday hours and sick hours equal to $70,243.52, $4,811.20, and $11,546.88, respectively, for which Employee will receive payment on the next regularly scheduled paydate, net of the adjustment described in the next sentence, and except as otherwise provided in this Separation Agreement. As you are aware, $30,582.85 of deductions for vested restricted stock awards was not processed through payroll and will be processed along with your final payment, along with applicable federal and state taxes withheld. Employee acknowledges that any and all restricted stock grants and stock options cease vesting as of the Separation Date. Employee understands that, except as otherwise provided in this Separation Agreement, Employee is entitled to nothing further from the Released Parties, including reinstatement by Company.

2. Employee General Release of the Released Parties. In consideration of the Payments set forth in Section 5 below, Employee hereby unconditionally and irrevocably releases, waives, discharges and gives up, to the full extent permitted by law, any and all Claims (as defined below) that Employee may have against any of the Released Parties, arising on or prior to the date of Employee's execution and delivery of this Separation Agreement to Company. "Claims" means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, severance pay, commissions, fees, bonuses, unvested stock options, vacation pay, sick pay, fees and costs, attorneys fees, losses,

penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of any promise, agreement, offer letter, contract, understanding, common law, tort, the laws, statutes, and/or regulations of the States of New Jersey, North Carolina, California, or any other state and the United States, including, but not limited to, federal and state wage and hour laws (to the extent waiveable), federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act of 2009, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Occupational Safety and Health Act, the Age Discrimination in Employment Act ("ADEA"), the Older Workers' Benefit Protection Act, the Sarbanes-Oxley Act of 2002, the Genetic Information Nondiscrimination Act, the federal False Claims Act, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Civil Rights Act, the New Jersey Conscientious Employee Protection Act, the New Jersey False Claims Act, the North Carolina Equal Employment Practices Act, the North Carolina Persons with Disabilities Protection Act, and the North Carolina Retaliatory Employment Discrimination Law, the California Fair Employment and Housing Act, and the California Unruh Civil Rights Act, as each may be amended from time to time, whether arising directly or indirectly from any act or omission, whether intentional or unintentional. This Section 2 releases all Claims including those of which Employee is not aware and those not mentioned in this Separation Agreement. Employee specifically releases any and all Claims arising out of Employee's employment with Company or termination therefrom. Employee expressly acknowledges and agrees that, by entering into this Separation Agreement, Employee is releasing and waiving any and all Claims, including, without limitation, Claims that Employee may have arising under ADEA, which have arisen on or before the date of Employee's execution and delivery of this Separation Agreement to Company.

Employee further waives all rights afforded by Section 1542 of the Civil Code of the State of California ("Section 1542"), or any other law or statute of similar effect in any jurisdiction with respect to the released Claims, with respect to the Released Parties. Section 1542 states: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR." Notwithstanding the provisions of Section 1542 and for the purpose of implementing a full and complete release of all Claims, Employee expressly acknowledges and agrees that this Separation Agreement releases all Claims existing or arising prior to Employee's execution of this Separation Agreement which Employee has or suspects Employee may have against the Released Parties whether such claims are known or unknown and suspected or unsuspected by Employee and Employee forever waives all inquiries and investigations into any and all such claims. Employee understands and acknowledges that the significance and consequence of this waiver of Civil Code §1542, is that even if Employee should suffer additional injuries or damages arising out of the released Claims, Employee will not be permitted to make any claim for those injuries or damages.

3. Limitations on Release in Section 2: Notwithstanding the general release in Section 2 above, the following are excluded from Employee's release of the Released Parties in Section 2 above: (a) any claim or right to indemnification under any directors and officers liability insurance or pursuant to contract and/or the articles of incorporation or by-laws or other charter documents; (b) any right to vested retirement benefits or 401(k) plan; (c) any rights or claims that may arise after the date that Employee executes and delivers this Separation Agreement to Company; (d) Employee's protected rights under federal, state or local law to without notice to the Company: (i) communicate or file a charge with a government regulator; (ii) participate in an investigation or proceeding conducted by a government regulator; or (iii) receive an award paid by a government regulator for providing information; (d) Employee's protected right to test in any court, under the Older Workers' Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA set forth in this Separation Agreement; and (e) Employee's rights, if any under COBRA.

4. Representations; Covenant Not to Sue. Employee and the Company represent that they have no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the other or any other person or entity referred to herein. Employee and the Company also represent that based on their current knowledge they do not intend to bring any claims on their own behalf or on behalf of any other person or entity against the other or any other person or entity referred to herein. Employee hereby represents and warrants that (a) Employee has not filed, caused or permitted to be filed any pending proceeding (nor has Employee lodged a complaint with any governmental or quasi-governmental authority) against any of the Released Parties, nor has Employee agreed to do any of the foregoing, (b) Employee has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against any of the Released Parties which has been released in this Separation Agreement, and (c) Employee has not directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against any of the Released Parties. Except as set forth in Section 3 above, Employee covenants and agrees that Employee shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by himself or any third party of a proceeding or Claim against any of the Released Parties based upon or relating to any Claim released by Employee in this Separation Agreement.

5. Payments. As good consideration for Employee's execution, delivery and non-revocation of this Separation Agreement, Company shall provide Employee with

(a) the continuation of Employee's regular base salary, excluding bonus, for a period of twelve (12) months after the Separation Date, commencing on first regularly scheduled paydate after the Effective Date (defined below) and then on the Company's regularly scheduled paydates thereafter (the "Severance Period");

(b) provided Employee timely elects COBRA, the Company will pay the Employee's COBRA premiums for six months following the Separation Date, except to the extent that if Employee receives comparable benefits at a future employer before the six month anniversary of the Separation Date, Company's obligation under this Section 5(b) shall cease;

(c) reimbursement of the Employee's disability and life insurance benefits, upon presentation of invoices, for six months following the Separation Date, except to the extent that if Employee receives comparable benefits at a future employer before the six month anniversary of the Separation Date, Company's obligation under this Section 5(c) shall cease;

(d) an extension of time up to one year from the Separation Date for Employee to exercise any presently vested stock options (but not beyond the original expiration date), notwithstanding any lesser time period in any applicable stock option plan; and

(e) the ability to keep the Company-issued laptop (provided all Company data is wiped clean except the contact list and as permitted by the Company, iPad, and cell phone and phone number associated with the cell phone (provided Employee supplies Company with a full copy set of the contact list on the cell phone, with a payment of $600.00 (or an offset of $600.00 from the Payments) in exchange for such equipment;

The payments and monetary value of the consideration provided under this Section 4 are referred to herein as the "Payments". Employee acknowledges that Employee is not otherwise entitled to receive the Payments and acknowledges that nothing in this Separation Agreement shall be deemed to be an admission of liability on the part of any of the Released Parties.

6. Who is Bound. Company and Employee are bound by this Separation Agreement. Anyone who succeeds to Employee's rights and responsibilities, such as the executors of Employee's estate, is bound and anyone who succeeds to Company's rights and responsibilities, such as its successors and assigns, is also bound.

7. Consulting Services and Cooperation With Investigations/Litigation. Employee agrees to consult with the Company at its reasonable request to assist in the transition of duties; and as reasonably required thereafter during the Severance Period to respond to inquiries, and to cooperate with the Company as necessary with respect to any matters that Employee handled during his employment. In addition, Employee agrees at any time, upon Company's request, to reasonably cooperate in any Company investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during Employee's tenure with Company. Employee will make himself reasonably available to consult with Company's counsel, to provide information, and to appear to give testimony. Company will reimburse Employee for reasonable out-of-pocket expenses Employee incurs in extending such cooperation, so long as Employee provides advance written notice of Employee's request for reimbursement and provides satisfactory documentation of the expenses. Nothing in this section is intended to, and shall not, restrict or limit the Employee from exercising his protected rights described in Section 3 or restrict or limit the Employee from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry.

8. Remedies. If Employee breaches any term or condition of this Separation Agreement or any representation made by Employee in this Separation Agreement was false when made, it shall constitute a material breach of this Separation Agreement and, in addition to and not instead of the Released Parties' other remedies hereunder or otherwise at law or in equity, Employee shall be required to immediately, upon written notice from Company, return the value of the Payments less 10% (unless a court finds such remedy to be patently unreasonable in light of

Employee's breach). Employee agrees that if Employee is required to return such amounts, this Separation Agreement shall continue to be binding on Employee and the Released Parties shall be entitled to enforce the provisions of this Separation Agreement as if the payment had not been repaid to Company and Company shall have no further payment obligations to Employee under Section 5 of this Separation Agreement. Further, in the event of a breach by Employee of his obligations under this Separation Agreement, Employee agrees to pay all of the Released Parties' attorneys' fees and other costs associated with enforcing the terms of this Separation Agreement. Notwithstanding the foregoing, it is understood and agreed that Employee shall have no automatic repayment obligations or obligation to pay the Released Parties' attorneys' fees and other costs associated with enforcing the terms of this Separation Agreement if Employee were to challenge the ADEA waiver only.

9. Company Property. Except as provided in Section 5(e), Employee represents that he has returned to Company all of Company's and its affiliates' property in Employee's possession, custody and/or control relative to his employment, including, but not limited to, all equipment, vehicles, computers, personal digital assistants, pass codes, keys, swipe cards, credit cards, documents or other materials, in whatever form or format, that Employee received, prepared, or helped prepare. Employee represents that Employee has not retained any non-public copies, duplicates, reproductions, computer disks, or excerpts thereof of Company's or its affiliates' documents. Employee agrees to disclose to the Company all passwords necessary or desirable to enable the Company to access all information which Employee has password-protected on any of its computer equipment or on its computer network or system.

10. Construction of Agreement. In the event that one or more of the provisions contained in this Separation Agreement shall for any reason be held unenforceable in any respect under the law of any state of the United States or the United States, such unenforceability shall not affect any other provision of this Separation Agreement, but this Separation Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein *provided, however*, that if any court were to find that the waiver and release of Claims set forth in Section 2 of this Separation Agreement is unlawful or unenforceable, or was not entered into knowingly or voluntarily, Employee agrees, at Company's option, either to return the Payments or to execute a waiver and release of claims in a form satisfactory to Company that is lawful and enforceable. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law. This Separation Agreement and any and all matters arising directly or indirectly herefrom shall be governed under the laws of the State of New Jersey without reference to choice of law rules. Company and Employee consent to the sole jurisdiction of the federal and state courts of New Jersey. **COMPANY AND EMPLOYEE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS SEPARATION AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM, AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER.**

11. Survival of Certain Contractual Obligations. The parties acknowledge and agree that Sections 5.2(c), (d), (e) and (f), 7.4, 7.13, and 7.14 of that certain Employment Agreement dated

as of December 28, 2011 together with the Proprietary Information and Invention Assignment Agreement remain in full force and effect.

12. Company Stock. Employee confirms and warrants that (a) Employee shall not sell (including short sales) any Company stock within one hundred and thirty-five (135) days of the Separation Date, except that Employee may sell such Company Stock at any time during an open window period pursuant to the Company's insider trading policy; and (b) Employee shall not sell any Company stock during the Severance Period without having first provided at least five days prior written notice to the Company of his intention to do so.

13. Integration Clause. This instrument constitutes and contains the entire agreement and final understanding concerning Employee's employment with Company, the termination of Employee's employment, and the other subject matters addressed herein between the parties. It is intended by the parties as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof.

14. Opportunity For Review.

(A) **Employee is hereby advised and encouraged by Company to consult with his/her own independent counsel before signing this Separation Agreement.** Employee represents and warrants that Employee (i) has had sufficient opportunity to consider this Separation Agreement, (ii) has read this Separation Agreement, (iii) understands all the terms and conditions hereof, (iv) is not incompetent or had a guardian, conservator or trustee appointed for Employee, (v) has entered into this Separation Agreement of Employee's own free will and volition, (vi) has duly executed and delivered this Separation Agreement, (vii) understands that Employee is responsible for Employee's own attorneys' fees and costs, (viii) has been advised and encouraged by Company to consult with Employee's own independent counsel before signing this Separation Agreement (ix) has had the opportunity to review this Separation Agreement with counsel of his/her choice or has chosen voluntarily not to do so, (x) understands that Employee has been given twenty one (21) days to review this Separation Agreement before signing this Separation Agreement and understands that he is free to use as much or as little of the 21-day period as he wishes or considers necessary before deciding to sign this Separation Agreement, (xi) understands that if Employee does not sign and return this Separation Agreement to Company within 21 days of receipt, Company shall have no obligation to enter into this Separation Agreement, Employee shall not be entitled to receive the Payments, and the Separation Date shall be unaltered, and (xii) understands that this Separation Agreement is valid, binding, and enforceable against the parties hereto in accordance with its terms.

(B) This Separation Agreement shall be effective and enforceable on the eighth day after execution and delivery to Company by Employee (the "Effective Date"). The parties hereto understand and agree that Employee may revoke this Separation Agreement after having executed and delivered it to Company, in writing, provided such writing is received by Company at the address listed in this Separation Agreement above no later than 11:59 p.m. on the seventh day after Employee's execution and delivery of this Separation Agreement to Company. If

Employee revokes this Separation Agreement, it shall not be effective or enforceable, Employee shall not be entitled to receive the Payments, and the Separation Date shall be unaltered.

[SIGNATURE PAGE TO FOLLOW]

Agreed to and accepted on this ____ day of February, 2018

Witness: ____________________

EMPLOYEE: ____________________
Panna Sharma

Agreed to and accepted on this 4th day of February, 2018

COMPANY:

CANCER GENETICS, INC.

BY: ____________________
JOHN A ROBERTS